EXHIBIT 21.1

Behringer Harvard REIT II, Inc.
List of Subsidiaries

BH REIT II GP, Inc., a Delaware corporation

BHR Business Trust II, a Maryland business trust

Behringer Harvard Operating Partnership II LP, a Texas limited partnership